               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

              AUTOBOND ACCEPTANCE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                        AUTOBOND ACCEPTANCE CORPORATION
                              301 CONGRESS AVENUE
                                AUSTIN, TX 78701
                                 (512) 435-7000

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 12, 1998
                            ------------------------
Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the 'Company'), which will be held at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701 on Tuesday, May 12, 1998, at 10 a.m. local time. The meeting is to be held for the following purposes:

          1. To elect six directors, each for a term of one year or until their respective successors are elected and qualified;

          2. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants for the 1998 calendar year;

          3. To approve and adopt the Company's 1998 Stock Option Plan for employees, officers and directors; and

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     These items are fully discussed in the following pages, which will be made part of this Notice. Only shareholders of record on the books of the Company at the close of business on April 21, 1998 will be entitled to vote at the meeting. The transfer books of the Company will not be closed. A list of shareholders entitled to vote will be available for inspection at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701, for 10 days prior to the Annual Meeting.

     Shareholders are requested to sign, date and return the enclosed proxy as soon as possible. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Secretary, AutoBond Acceptance Corporation, 301 Congress Avenue, Austin, Texas 78701.

                                          By Order of the Board of Directors
                                          John S. Winsauer
                                          Secretary

Austin, Texas
April 27, 1998

                        AUTOBOND ACCEPTANCE CORPORATION
                              301 CONGRESS AVENUE
                                AUSTIN, TX 78701
                                 (512) 435-7000

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited by the Board of Directors of AutoBond Acceptance Corporation (the 'Company') for use in voting at the Annual Meeting of Shareholders to be held at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701, on Tuesday, May 12, 1998, at 10 A.M. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

     The principal executive offices of the Company are located at 301 Congress Avenue, Austin, Texas 78701. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent or given to the Company's shareholders is April 27, 1998.

                      PROXIES AND REVOCABILITY OF PROXIES

     The persons named in the enclosed form of Proxy will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR proposals 1, 2 and 3 listed below and, in the best judgment of the persons named in the enclosed proxy, will be voted on any other matters that may come before the meeting. Any shareholder who executes a proxy has the power to revoke the same at any time before it is voted by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a Proxy should be sent to Secretary, AutoBond Acceptance Corporation, Austin, Texas 78701. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                       VOTING SECURITIES AND RECORD DATE

     Only holders of shares ('Shares') of Common Stock, no par value per share ('Common Stock'), of record at the close of business on April 21, 1998 are entitled to vote at the meeting. On the record date there were outstanding 6,531,311 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. The holders of a majority of the issued and outstanding Shares, present in person or represented by proxy, shall constitute a quorum.

     The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to elect each of the directors (Proposal No. 1). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to approve and adopt the Company's 1998 Stock Option Plan (Proposal No.
3) and to act upon any other matter as may properly come before the meeting or any adjournment thereof. Both abstentions and proxy holders with authority to vote on at least one matter scheduled to come before the meeting are counted as 'present' for the purposes of determining whether there is a quorum for the meeting. Abstentions have the effect of a negative vote on proposals requiring the approval of a majority of the Common Stock.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 24, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                              COMMON STOCK
                                                                                   ----------------------------------
                              NAME AND ADDRESS OF                                       AMOUNT OF          PERCENTAGE
                                BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP      OWNED
--------------------------------------------------------------------------------   --------------------    ----------
William O. Winsauer ............................................................         3,648,062            55.9%
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
John S. Winsauer ...............................................................         1,240,688            19.0
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Adrian Katz ....................................................................           578,750             8.9
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Manuel A. Gonzalez .............................................................            33,833            *
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Thomas I. Blinten ..............................................................            12,000            *
  58 Tomac Avenue
  Old Greenwich, Connecticut 06870
Stuart A. Jones ................................................................             7,000            *
  Stuart A. Jones Finance and Investments
  200 Expressway Tower
  6116 North Central Expressway
  Dallas, Texas 75206
Robert A. Shuey III ............................................................             2,000            *
  Tejas Securities Group, Inc.
  1250 Capital of Texas Hwy., South Building Two
  Suite 500
  Austin, Texas 78746
                                                                                   --------------------      -----
          Total (all executive officers and directors as a group)...............         5,522,333            84.6%
                                                                                   --------------------      -----
                                                                                   --------------------      -----

------------

*  Less than 1%.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the meeting, six (6) Directors will be elected by the shareholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying form of Proxy will be voted for the election as Directors of the six persons named below, unless the Proxy contains instructions to withhold a vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Although the Company's by-laws currently fix the number of directors at seven, due to the recent resignation of Robert S. Kapito, the Company as yet has not determined a replacement. Management has no reason to believe that any of the nominees set forth below will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of such person or persons as shall be designated by the Directors.

WILLIAM O. WINSAUER, director nominee.

     Mr. Winsauer, age 38, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been involved in arranging and developing various sources of financing for subprime finance contracts since 1989. Mr. Winsauer was the founder of AutoBond, Inc. ('ABI') in 1989 and served full time as its President and sole shareholder from 1989 through 1993, and remains its President and sole shareholder to date. ABI has no material current operations other than to manage its and Mr. Winsauer's investments in securitizations sponsored by Mr.

Winsauer. In the late 1980s, Mr. Winsauer began selling whole loan packages of contracts originated by the Gillman Companies, a large dealership group based in Houston, Texas and worked with his brother, John S. Winsauer, in certain of the transactions placed through The Westcap Corporation in 1991 and 1992. Mr. Winsauer was among the first individuals to be involved in the structuring and marketing of securitization transactions involving subprime finance contracts.

ADRIAN KATZ, director nominee.

     Mr. Katz, age 33, joined the Company in November 1995 and was elected Vice Chairman of the Board of Directors and appointed Chief Operating Officer in December 1995. Immediately prior to that, from February 1995 he was employed as a managing director at Smith Barney, Inc. (a broker/dealer), where he was responsible for structuring asset-backed, commercial and residential mortgage-backed securities. From 1989 through 1994, Mr. Katz was employed by Prudential Securities Incorporated (a broker/dealer), where he was appointed a managing director in 1992 and where he served as a co-head of the Mortgage and Asset Capital Division with corresponding sales, trading, banking and research management responsibilities. From 1985 to 1989, Mr. Katz worked for The First Boston Corporation developing software and managing the structuring of new securitizations. Mr. Katz has been involved in the sale and financing through securitization of consumer assets since 1985.

JOHN S. WINSAUER, director nominee.

     Mr. Winsauer, age 34, has served as Secretary and a Director of the Company since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer's primary responsibilities have included the development and implementation of the Company's computer and communications systems and, since January 1997, the supervision of the Company's marketing efforts with automobile dealers. From January 1993 until August 1996, Mr. Winsauer was employed by Amherst Securities Group Inc. (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. From June 1989 through August 1992, in his position as Senior Vice President with The Westcap Corporation, Mr. Winsauer participated in the successful marketing of whole-loan packages of finance contracts placed by the Gillman Companies.

STUART A. JONES, director nominee.

     From March 1986 to the present, Mr. Jones, age 42, has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From August 1988 to February 1989, Mr. Jones served as Deputy Director for the Assets, Operations and Liquidations Division, Federal Saving & Loan Insurance Corporation, Washington, D.C. From January, 1990 to January, 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters. Mr. Jones is a member of the Texas Bar Association. Mr. Jones has been a Director of the Company since 1996.

THOMAS I. BLINTEN, director nominee.

     Currently a private investor. From November 1995 to September 1997, Mr. Blinten, age 40, was a Managing Director and executive management committee member of Nomura Capital Services, Inc., New York, New York, a majority-owned subsidiary of Nomura Securities Company, responsible for interest rate swap and OTC derivative sales and trading. From March 1993 to November 1995, Mr. Blinten was a Principal and management committee member of General Re Financial Products, a wholly-owned subsidiary of General Re Corporation. From July 1990 through March 1993 he was a Manager in the Derivative Products department for Kemper Securities, Inc. Mr. Blinten has been a Director of the Company since 1996.

ROBERT A. SHUEY III, director nominee.

     Mr. Shuey, 43, is a Managing Director and Chief Executive Officer of Tejas Securities Group, Inc., a securities broker/dealer with headquarters in Dallas, Texas, which Mr. Shuey founded in September 1997. Mr. Shuey was appointed as a director to replace Manuel Gonzalez in March 1998. From June 1996 to September 1997, Mr. Shuey was a Vice President, investment banking, at National Securities (a broker/dealer), and prior to that was associated with various securities broker/dealers. See 'Certain Relationships and Related Transactions'.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

MANAGEMENT

     Set forth below is certain information as of April 24, 1998 for (i) the members of the present Board of Directors and (ii) the principal officers of the Company. Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                                  NAME AND POSITION                                     AGE    FIRST ELECTED DIRECTOR
-------------------------------------------------------------------------------------   ---    -----------------------

William O. Winsauer(1) ..............................................................   38              1993
  Chairman of the Board of Directors and Chief Executive Officer
Adrian Katz .........................................................................   33              1995
  Vice Chairman of the Board of Directors and Chief Operating Officer
John S. Winsauer(1) .................................................................   35              1995
  Director and Secretary
Manuel A. Gonzalez ..................................................................   46               --
  President
R.T. Pigott, Jr. ....................................................................   43               --
  Vice President and Chief Financial Officer
Jeremy Wohlblatt ....................................................................   34               --
  Vice President, Technology
Alan E. Pazdernik ...................................................................   56               --
  Vice President, Credit
Robert R. Giese .....................................................................   57               --
  Vice President, Collections
Stuart A. Jones .....................................................................   41              1996
  Director
Thomas I. Blinten ...................................................................   40              1996
  Director
Robert A. Shuey III .................................................................   43              1998
  Director

------------

(1) Messrs. William and John Winsauer are brothers.

     Biographical information concerning the director nominees is set forth above under the caption 'Proposal No. 1 Election of Directors.' Biographical information concerning the remaining principal officers is set forth below.

MANUEL A. GONZALEZ, President

     Effective February 1, 1998, Mr. Gonzalez was appointed President of the Company. From November 1996 to January 1998, Mr. Gonzalez was an outside director of the Company. From September 1993 to December 1994, Mr. Gonzalez, age 47, was Executive Vice President of the Company and ABI. From January 1995 to January 1998, Mr. Gonzalez was Dealer Principal/Owner of NorthPoint Pontiac Buick GMC, an automobile dealership located in Kingwood, Texas. From March 1991 to January 1995, Mr. Gonzalez was President of Equifirst Financial Services, Inc., a consulting firm specializing in the automobile dealership industry. From 1988 through 1990, Mr. Gonzalez was Chief Financial Officer for the Gillman Companies, prior to which he served as a Vice President at First City Bank, Texas, where he managed the banking relationships of a large number of automobile dealers.

R.T. PIGOTT, JR., Vice President and Chief Financial Officer

     Mr. Pigott joined the Company in April 1997 as its Vice President and Chief Financial Officer. From 1988 to 1996, Mr. Pigott was Executive Vice President and Chief Financial Officer of Franklin Federal Bancorp of Austin, Texas. Mr. Pigott is a CPA with approximately twenty years experience in financial services, including six years as an audit manager with a big six accounting firm.

JEREMY WOHLBLATT, Vice President, Technology

     Mr. Wohlblatt joined the Company as Vice President, Technology in January 1997 and is responsible for the formulation and implementation of software systems relating to finance contract servicing. Prior to joining the Company, Mr. Wohblatt served in technology/operations from July 1996 to October 1996 with the Clinton Group (a broker/dealer), from June 1995 to July 1996 with Smith Barney Inc. (a broker/dealer) and from April 1993 to May 1995 with Lehman Brothers (a broker/dealer). Mr. Wohlblatt is a certified volunteer medical technician.

ALAN E. PAZDERNIK, Vice President -- Credit

     Mr. Pazdernik joined the Company in October 1995 as Vice
President -- Credit. From October 1991 until he joined the Company, Mr. Pazdernik was employed as Credit Manager by E-Z Plan, Inc., a company he created to handle the internal financing of a $70 million portfolio of subprime automobile paper. Prior to October 1991, Mr. Pazdernik served over 18 years as the Director of Finance and Insurance Operations for Red McCombs Automotive (an automobile dealership), handling the credit, collection, and finance contract administration functions of the dealership. In his present capacity with the Company, Mr. Pazdernik manages the credit and funding departments, and has been involved in the Company's efforts to increase market share in the San Antonio area.

ROBERT R. GIESE, Vice President -- Collections

     Mr. Giese joined the Company in April 1994 as Vice
President -- Collections. From 1984 to April 1994, he served as Vice President in Retail Credit Administration with First Interstate Bank of Texas, with responsibility for controlling the performance of the consumer loan portfolio in Texas. Mr. Giese has more than 30 years experience in sales, finance and banking, including management experience coordinating credit underwriting, collections, asset disposal, centralized loss recovery and loan workout functions. His experience in sales, credit and collections supports the Company in its management of delinquency and loss performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain transactions to which the Company was or is a party and in which certain officers, directors or shareholders of the Company had or have a direct or indirect material interest.

     As of December 31, 1996, the Company had made advances to William O. Winsauer and John S. Winsauer totalling $201,000 and $34,000, respectively. Such loans bore no interest and had no repayment terms. These advances were repaid in full in March 1997.

     Historically, the Company and ABI, which is wholly-owned by William O. Winsauer, have provided services for each other on a regular basis. In this regard, the Company had net advances due from ABI as described below, which funds were utilized by ABI prior to 1996 to cover expenses incurred in connection with the management of ABI's investments in securitization trusts. The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which provides for repayment of the advances made to William O. Winsauer and John S. Winsauer mentioned in the preceding paragraph, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the Company's employees on behalf of ABI. The ABI Management Agreement states that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions; (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and

(iii) advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provides that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the ABI Management Agreement provides for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement and certain other advances for expenses as described above amounted to $176,963 at December 31, 1997.

     Tejas Securities Group, Inc. ('Tejas'), of which Robert A. Shuey III, an outside director of the Company, is a Managing Director and Chief Executive Officer, acted as Representative of the Underwriters in connection with the issuance of 1,000,000 shares of the Company's 15% Series A Cumulative Preferred Stock (the 'Preferred Stock') on February 20, 1998. The Underwriters collectively received $900,000 as compensation for such offering (including the subsequent exercise of the overallotment option), of which Tejas received $180,000. In connection with the Preferred Stock offering, the Company also paid Tejas a non-accountable expense allowance of 2% of the amount of such offering. To the extent that Tejas' expenses were ultimately less than the non-accountable expense allowance, the excess constituted additional compensation to Tejas.

     In addition, the Company sold to Tejas, for $100, a Representative's Warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $7.75 per share. The Representative's Warrant is exercisable for a period of four years commencing February 20, 1998. The Representative's Warrant may not be sold, transferred, pledged or hypothecated for a period of one year from the date of the Preferred Stock offering, except to the officers or partners of Tejas and dealers participating in the offering and their respective partners and officers. The Representative's Warrant includes a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of such Representative's Warrant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock or other equity securities to file with the Securities and Exchange Commission (the 'SEC') initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during the fiscal year ended December 31, 1997.

COMMITTEES AND MEETINGS OF THE BOARD

     During the year ended December 31, 1997, the Board held two regular meetings. The Board has an Audit Committee and a Compensation Committee. During 1997, each of the Audit Committee and the Compensation Committee consisted of Messrs. Kapito, Jones, Gonzalez and Blinten. During 1997, the Audit Committee met two times. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants. During 1997, the Compensation Committee met twice. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of awards under the Company's 1996 Incentive Stock

Option Plan (the 'Plan') for the ensuing year. During 1997, all of the directors attended 100% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION

     Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $500 for each meeting of the Board or any committee he attends (and reimbursement of out-of-pocket expenses). In addition, each non-employee director received options under the Plan to purchase 3,000 shares of the Company's Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the annual and long-term compensation for the Company's highest paid employees ('named executives'). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                                                        AWARDS
                                                 ANNUAL COMPENSATION                 ------------
                                     --------------------------------------------     SECURITIES
                                               BASE                  OTHER ANNUAL     UNDERLYING      ALL OTHER
   NAMES AND PRINCIPAL POSITION      YEAR     SALARY       BONUS     COMPENSATION     OPTIONS(#)     COMPENSATION
----------------------------------   ----    --------      ------    ------------    ------------    ------------

William O.Winsauer(1) ............   1997    $240,000      $    0      $ 16,500              0          $    0
  Chairman of the Board and Chief    1996     160,000           0             0         40,000              (3)
  Executive Officer                  1995           0           0             0              0              (3)
Adrian Katz ......................   1997     150,000           0             0              0               0
  Vice Chairman of the Board and     1996     150,186           0             0         20,000               0
  Chief Operating Officer            1995      18,750                                                   75,742(2)
John S. Winsauer .................   1997     120,000      27,525             0              0               0
  Director, Vice President and       1996     120,000           0             0         20,000              (3)
  Secretary                          1995      40,000           0             0              0               0
R.T. Pigott, Jr. .................   1997      62,227(4)   18,417(4)          0         10,000               0
  Vice President and Chief
  Financial Officer
Jeremy Wohlblatt .................   1997      97,708(5)        0             0         10,000               0
  Vice President, Technology

------------

(1) Amount reflects actual payments; on an annualized basis, Mr. Winsauer's 1996 base salary would have been $240,000.

(2) Stated value of compensation in the form of stock issuance.

(3) See 'Certain Relationships and Related Transactions' for a discussion of loans to William and John Winsauer.

(4) Amount reflects actual payments; on an annualized basis, Mr. Pigott's 1997 base salary would have been $96,000 and annualized bonus $26,000.

(5) Amount reflects actual payments; on an annualized basis, Mr. Wohlblatt's 1997 base salary would have been $100,000.

                            ------------------------

     Under the Company's compensation structure for fiscal 1998, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); Adrian Katz ($200,000); Manuel A. Gonzalez ($200,000); John S. Winsauer ($120,000); Jeremy Wohlblatt ($100,000); and R.T. Pigott, Jr. ($96,000 in base salary and $26,000 in bonus).

STOCK OPTIONS

                         STOCK OPTION GRANTS 1996-1997

                                                            INDIVIDUAL GRANTS
                                      --------------------------------------------------------------
                                         NUMBER OF
                                        SECURITIES         % OF TOTAL        EXERCISE                    GRANT DATE
                                        UNDERLYING       OPTIONS GRANTED      PRICE       EXPIRATION       PRESENT
               NAME                   OPTIONS GRANTED     TO EMPLOYEES      ($/SH)(1)        DATE           VALUE
-----------------------------------   ---------------    ---------------    ----------    ----------    -------------

William O. Winsauer................        40,000              15.1%          $10.50      11/14/2006        $4.88
John S. Winsauer...................        20,000               7.6            10.50      11/14/2006         4.88
Adrian Katz........................        20,000               7.6            10.50      11/14/2006         4.88
Manuel A. Gonzalez.................         3,000               1.1            10.50      11/14/2006         4.88
Stuart A. Jones....................         3,000               1.1            10.50      11/14/2006         4.88
Thomas I. Blinten..................         3,000               1.1            10.50      11/14/2006         4.88
R.T. Pigott, Jr. ..................        10,000               3.8             3.81       8/28/2007         2.26
Jeremy Wohlblatt...................        10,000               3.8            10.25       1/09/2007         6.09

------------

(1) The options were granted under the Company's 1996 Stock Option Plan on November 14, 1996, except for Mr. Pigott's, which were granted on August 28, 1997, and Mr. Wohlblatt's, which were granted on January 9, 1997. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year at the end of each of the three years following the date of grant.

(See below for a discussion of options granted and to be granted to Messrs. Katz and Gonzalez in 1998.)

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. William Winsauer and Katz have entered into employment agreements with the Company on substantially the following terms:

     William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

     The agreement provides Mr. Winsauer with additional benefits including (i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance,
(iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

     The agreement automatically terminates upon (i) the death of Mr. Winsauer,
(ii) disability of Mr. Winsauer which continues for a period of six months, following the expiration of such six months, (iii) the termination of Mr. Winsauer 'for cause' (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date; provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

     Mr. Winsauer may terminate his employment under the agreement for 'good reason,' including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas;

(v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

     Other than following a change in control, or upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

     In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

     Adrian Katz. Mr. Katz entered into an employment agreement with the Company dated November 15, 1995 and subsequently amended on March 31, 1998 (the 'Agreement'). Under the terms of this Agreement, Mr. Katz has agreed to serve as Vice Chairman and Chief Operating Officer of the Company through the period ending November 15, 2000 and, during such time, to devote his full business time and attention to the business of the Company. The Agreement grants Mr. Katz a base salary of $200,000 (effective April 1, 1998) per annum, which amount may be increased from time to time at the sole discretion of the Board. The Agreement terminates upon the death of Mr. Katz. In the event of any disability of Mr. Katz which continues for a period of six months, the agreement may be terminated by the Company at the expiration of such six-month period. The Agreement automatically terminates upon the discharge of Mr. Katz for cause.

     Mr. Katz has agreed not to disclose certain confidential proprietary information of the Company to unauthorized parties, except as required by law, and to hold such information for the benefit of the Company. The Agreement contains standard non-competition covenants whereby Mr. Katz has agreed not to conduct or solicit business with any competitors or clients of the Company within certain restricted geographic areas for a period of two years following the termination of his employment. The restriction also applies to the solicitation of any current or recent employees of the Company. The restricted areas include any territory within a 40-mile radius of an automobile dealership with which the Company has done business during the term of the agreement. Pursuant to the terms of the Agreement, Mr. Katz received 568,750 shares of the Company's Common Stock on January 1, 1996, equal to 10% of the Company's outstanding shares of Common Stock following the issuance of such shares to Mr. Katz.

     Pursuant to the amendment to the Agreement, Katz received 145,000 share options (at a strike price of $7 5/16 per share) under the Company's 1996 Stock Option Plan and will receive 35,000 share options under the Company's 1998 Stock Option Plan.

     Manuel A. Gonzalez. Pursuant to a Consulting and Employment Agreement, dated as of January 1, 1998 between the Company and Manuel A. Gonzalez, Mr. Gonzalez agreed to serve as a consultant to the Company until February 1, 1998, whereupon Mr. Gonzalez agreed to become President of the Company for a period of three years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Gonzalez at a base salary of $200,000 per annum, with a one time signing bonus of $100,000 and additional performance bonuses of up to $25,000 per quarter, as approved by the Chairman and the Compensation Committee. In addition, Mr. Gonzalez received options under the 1996 Stock Option Plan to purchase 100,000 shares of the Company's Common Stock (at an exercise price of $3.75/share), along with an agreement to grant additional options to purchase 50,000 of the Company's common stock on December 1, 1998 under the 1998 Stock Option Plan. The agreement entitles Mr. Gonzalez to participate in all employee benefit plans and arrangements of the Company in the same manner as other executive officers and to reimbursement for all reasonable expenses for entertainment and the like incurred by him in the interest of the business of the Company.

     The Agreement automatically terminates upon (i) the death of Mr. Gonzalez,
(ii) the disability of Mr. Gonzalez, which continues for a period of six months,
(iii) 'for cause,' (iv) at Mr. Gonzalez's option, or (v) at the Company's option. Upon such termination, the Company is obligated to pay Mr. Gonzalez his accrued base pay through the date of such termination, unless terminated by the Company without cause, whereupon Mr. Gonzalez would be entitled to his base pay for the remainder of the year in which such termination occurred.

     Pursuant to a separate Severance Agreement, dated as of February 1, 1998, upon the occurrence of a 'change in control' the Company must pay Mr. Gonzalez a lump sum payment equal to the sum of the base pay plus any incentive pay for that year, plus the Company will arrange to provide, for a period of twelve months following the termination date, such employee benefits as are substantially similar to those that Mr. Gonzalez was receiving or entitled to receive immediately prior to such termination date. Mr. Gonzalez generally is not required to mitigate payments made under the Severance Agreement.

     As with Mr. Katz, Mr. Gonzalez has agreed not to disclose certain confidential proprietary information of the Company and has agreed to certain noncompetition covenants whereby he has agreed not to conduct or solicit business with any competitors of the Company within the State of Texas for a one year period following the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Three of the Company's executive officers, Messrs. William and John Winsauer and Adrian Katz, participated in the Board's deliberations regarding executive compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers, including the Chief Executive Officer, for 1996 was determined by the Board of Directors prior to the Company's initial public offering, in consultation with the Company's underwriters. Factors considered were the relative infancy of the Company, its size and compensation packages made to executives at comparable competitors, with a view towards fixing cash compensation at prudent, conservative levels. Approximately 100,000 share options under the Plan were granted to executive officers upon completion of the Company's initial public offering, as part of the overall grants of up to 300,000 share options to employees generally. In light of the large shareholdings of the Company's top three executives, it was determined to be unnecessary to grant additional incentives-based cash compensation for these officers.

     Fiscal 1997 and 1998 compensation arrangements have been adopted and ratified by Messrs. Kapito, Blinten and Jones, as members of the Compensation Committee.

PERFORMANCE GRAPH

     Trading of the Company's Common Stock commenced November 8, 1996 on a when issued basis. The following graph compares total shareholder returns of the Company's Common Stock from December 31, 1996 through March 31, 1998 to the CBOE Russell 2000 Index ('Russell 2000') and to a peer group composite ('Peer Composite'). The Peer Composite is composed of twelve publicly traded companies -- Aegis Consumer FDG Group Inc., AmeriCredit Corp., AutoInfo Inc., Consumer Portfolio Services, Credit Acceptance Corp., Eagle Finance Corp., First Enterprise Financial Group Inc., General Acceptance Corp., Mercury Finance Co., Monaco Finance Inc., NAL Financial Group Inc. and Onyx Acceptance Corp. (the 'Peer Companies'). The Peer Companies have been selected on an industry and line-of business basis.

     The graph assumes that the value of the investment in the Company's Common Stock and in the Russell 2000 and Composite indices was $100 at December 31, 1996 and that all dividends were reinvested. The Company's Common Stock price on December 31, 1996 (on which the graph is based) was $10.25.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AUTOBOND ACCEPTANCE CORPORATION,
                      CBOE RUSSELL 2000 AND PEER COMPOSITE
                             (12/31/96 TO 3/31/98)


                              [PERFORMANCE GRAPH]




                                12/31/96             3/31/38
                                --------             -------
Autobond......................    $100               $ 76.83
Russell.......................    $100               $132.56
Composite.....................    $100               $ 69.25


     Closing price of the Company's Shares on April 20, 1998: $6.00/share.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P. has been designated by the Board of Directors, subject to ratification by the Company's shareholders, to make an examination of the consolidated balance sheet of the Company as of December 31, 1998 and the related consolidated statement of income and cash flows for the fiscal year ending December 31, 1998, and for such other purposes incidental thereto as may be required.

     The Company expects that a representative of Coopers & Lybrand L.L.P. will be present at the meeting and will be available to respond to appropriate questions from shareholders. The representative from Coopers & Lybrand L.L.P. will have an opportunity to make a statement at the meeting if he so desires.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT AUDITORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 PROPOSAL NO. 3
                ADOPTION OF THE COMPANY'S 1998 STOCK OPTION PLAN

     The Board of Directors of the Company has proposed for approval by the shareholders of the Company the Company's 1998 Stock Option Plan (the 'Option Plan'), under which stock options may be granted to directors, officers and employees of the Company and its subsidiaries. The Option Plan permits the grant of stock options that qualify as incentive stock options ('ISOs') under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock option ('NSOs'), which do not so qualify. Upon adoption, the Company will authorize and reserve 650,000 shares for issuance under the Option Plan. The shares may be unissued shares or treasury shares. If an option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for grant under the Option Plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting the Company or the

Common Stock, proportionate adjustments shall be made to the number of shares available for grant and to the number of shares and prices under outstanding option grants made before the event.

     The Option Plan is administered by the Compensation Committee of the Board of Directors (the 'Committee'). Subject to the limitations set forth in the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the Option Plan. Subject to the consent of optionees, the Committee has the authority to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price.

     All directors, officers and employees of the Company and its subsidiaries are eligible to receive a grant of a stock option under the Option Plan, as selected by the Committee. The exercise price of shares of Common Stock subject to options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will generally become vested and exercisable over a three-year period in equal annual installments, unless the Committee specifies a different vesting schedule. The maximum term of options granted under the Option Plan is ten years from the date of grant. ISOs granted to any employee who is a 10% shareholder of the Company are subject to special limitations relating to the exercise price and term of the options. The value of Common Stock (determined at the time of grant) that may be subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. All options granted under the Option Plan are nontransferable by the optionee, except upon the optionee's death in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable. In the case of any other termination of service, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination 'for cause' (as defined), in which case all unexercised options will be immediately forfeited. Under the Option Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in Common Stock or a combination of cash and Common Stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.

     In the event of a 'change in control' of the Company (as defined in the Option Plan) each option will become fully immediately vested and the optionee may surrender the option and receive, with respect to each share of Common Stock issuable under such option, a payment in cash equal to the excess of the fair market value of the Common Stock at the time of the change in control over the exercise price of the option. However, there will be no acceleration of vesting and cash payment if the change in control is approved by two-thirds of the members of the Board of Directors of the Company and provision is made for the continuation or substitution of the options on equivalent terms.

     The Option Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the Option Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board may amend the Option Plan at any time.

     The grant of stock option under the Option Plan will not generally result in taxable income for the optionee, nor in a deductible compensation expense for the Company, at the time of grant. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The treatment of an optionee's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and whether such shares were acquired by exercising an ISO or an NSO. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding period has been satisfied.

     The Commitee has not yet determined grants to officers and employees under the Option Plan, other than, 50,000 share options to be granted to Mr. Gonzalez, the 35,000 share options to be granted to Mr. Katz in December 1998, along with an additional 15,000 share options to be granted to two employees upon adoption of the 1998 Stock Option Plan.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE COMPANY'S 1998 STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 OTHER MATTERS

     The management of the Company does not know of any matters other than those stated in the Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to its shareholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy materials to principals. Proxies may be solicited by mail, personal interview, telephone and facsimile.

     The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 1997 (as filed with the SEC) including the financial statements and the schedules thereto. All such requests should be directed to John S. Winsauer, Secretary, AutoBond Acceptance Corporation, 301 Congress Avenue, Austin, Texas 78701.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     All proposals of shareholders intended to be included in the proxy statement to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive office in Austin, Texas, no later than December 28, 1998.

                                          By Order of the Board of Directors
                                          John S. Winsauer
                                          Secretary

Dated: April 27, 1998

                                  APPENDIX 1


                        AUTOBOND ACCEPTANCE CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1998

The undersigned hereby constitutes and appoints William O. Winsauer, John S. Winsauer and Adrian Katz, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the 'Company') to be held at the offices of the Company at 301 Congress Avenue, Austin, Texas and at any adjournments thereof, on all matters coming before said meeting.

1. Election of seven (7) directors. Nominees for directors are William O. Winsauer, Adrian Katz, John S. Winsauer, Robert S. Kapito, Robert A. Shuey III, Stuart A. Jones and Thomas I. Blinten.

2. Ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent auditors.

3.    Adoption of the Company's 1998 Stock Option Plan.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                       Please date, sign and return this
                        proxy card as soon as possible.



                         Annual meeting of Stockholders
                        AUTOBOND ACCEPTANCE CORPORATIONS


                                  May 12, 1998




                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------


[X] Please mark your
    votes as on this
    example.



                   FOR   WITHHELD
1.  Election of    [ ]     [ ]      Nominees: William O. Winsauer,
    Directors                                 Adrian Katz, John S. Winsauer,
                                              Robert A. Shuey III, Stuart A.
                                              Jones and Thomas I. Blinten



                                              FOR   WITHHELD   ABSTAIN
2.  Ratification of coopers & Lybrand L.L.P.  [ ]     [ ]         [ ]


3.  Adoption of 1998 Stock Option Plan        [ ]     [ ]         [ ]


FOR, except vote WITHHELD from the following nominee(s):

---------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees and FOR proposal no. 2.



                                                Please check box [ ]
                                                if you plan to
                                                attend the
                                                meeting


SIGNATURE(S)____________________________ DATE______, 1998

If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sing the full corporate name, by a duly authorized officer. If shares are held jointly, each shareholder named should sign. The singer hereby revokes all proxies heretofore given by the singer to vote at said meeting or any adjournments thereof.
PLEASE SING, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE